Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Class A Common Stock, par value $0.10 per share	(1)	(2)	(2)	—	—
Series A Participating Cumulative Preferred Stock, par value $1.00 per share	(1)	(2)	(2)	—	—
Preferred Stock, par value $0.10 per share	(1)	(2)	(2)	—	—
Debt Securities	(1)	(2)	(2)	—	—
Warrants	(1)	(2)	(2)	—	—
Rights	(1)	(2)	(2)	—	—
Units	(1)	(2)	(2)	—	—
Offering Total:	(1)	(2)	$200,000,000	0.00011020	$22,040(3)

(1)	This registration statement registers such indeterminate number of shares of Class A common stock, preferred stock, Series A Participating Cumulative Preferred Stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants or rights to purchase common stock, preferred stock or debt securities, and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $200,000,000 or the equivalent in foreign currencies. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such amount as shall result in an aggregate in initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or rights, pursuant to the antidilution provisions of any such securities or pursuant to the Section 382 Rights Agreement of the Company, as amended. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended, or the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.